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                                                                   EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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


                                                                                              Six Months
                                                    Year Ended December 31                       Ended
                              ------------------------------------------------------------      June 30,
                                 1994        1995         1996         1997         1998         1999
                              --------     --------     --------     --------     --------     --------
Earnings:
Income before income
  taxes and extraordinary
  item......................  $ 12,403     $ 20,121     $ 34,337     $ 80,741     $135,353     $ 97,752
Net fixed charges (1).......     2,351        2,501        8,551       44,385       52,217       19,901
                              --------     --------     --------     --------     --------     --------
Total earnings..............  $ 14,754     $ 22,622     $ 42,888     $125,126     $187,570     $ 77,851
                              --------     --------     --------     --------     --------     --------
                              --------     --------     --------     --------     --------     --------

Fixed charges:
Interest expense............  $  1,956     $  2,027     $  7,636     $ 36,651     $ 42,506     $ 14,820
Capitalized interest........      --          1,157         --          3,409        3,732        3,630
Interest factor of rental
  expense (2)...............       271          311          660        6,255        7,352        3,915
Amortization of debt
  expense...................       124          163          255        1,479        2,359        1,166
Dividends on trust
  preferred securities......      --           --           --           --          9,800        8,733
                              --------     --------     --------     --------     --------     --------
Total fixed charges.........  $  2,351     $  3,658     $  8,551     $ 47,794     $ 65,749     $ 32,264
                              --------     --------     --------     --------     --------     --------
                              --------     --------     --------     --------     --------     --------

Earnings to fixed charges...       6.3          6.2          5.0          2.6          2.9          2.4
                              --------     --------     --------     --------     --------     --------
                              --------     --------     --------     --------     --------     --------
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     (1) Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

     (2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.